SCHEDULE FOR COMPUTING TOTAL RETURN
                              PRINCOR WORLD FUND, INC.
                                 CLASS R SHARES

The average annual total return quotation for the period from February 29, 1996 (effective date) to October 31, 1996 is computed by finding the average annual compounded rate of return over the period that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                         P(1 + T)n = ERV

Where:       P      =    a hypothetical initial payment of $1000

             T      =    average annual total return

             n      =    number of years

           ERV      =    ending redeemable value of a hypothetical $1000
                         payment made at the beginning of the 1, 5, or 10 year periods at the end of the 1, 5, or 10 year periods (or fractional portion thereof).

The above calculation includes all recurring fees that are charged to all shareholder accounts.

The Fund's average annual total return for the 1, 5 and since inception periods ending October 31, 1996 is calculated as follows:


Period February 29, 1996 to October 31, 1996:
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         $1,000(1 + T)(246/365) = $1061.44

Solve for T

         T = 9.29%